Exhibit 5.1

VINSON & ELKINS L.L.P.
2300 FIRST CITY
TOWER
1001 FANNIN STREET
HOUSTON, TEXAS
77002-6760
TELEPHONE (713) 758-2222
FAX (713) 758-2346
www.velaw.com

March 11, 2004

Natural Resource Partners L.P.
601 Jefferson, Suite 3600
Houston, Texas 77002

Ladies and Gentlemen:

     We have acted as counsel to Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of up to 5,250,000 common units (including an option to purchase up to 787,500 additional units) representing limited partner interests in the Partnership (the “Units”). The Units have been registered under a registration statement on Form S-3 (No. 333-111532), as amended, (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus dated February 10, 2004 (the “Prospectus”) contained therein, and the prospectus supplement dated March 10, 2004 (the “Prospectus Supplement”) thereto.

     As the basis for the opinions hereinafter expressed, we examined such statutes, including the Delaware Uniform Revised Limited Partnership Act, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.	The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

2.	The Units, when issued and paid for under the Registration Statement and the Underwriting Agreement, relating to the Units, will be duly authorized, validly issued, fully paid and nonassessable.

     The opinions expressed herein are qualified in the following respects:

A.	We have assumed, without independent verification, that the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Units.

B.	We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

C.	In conducting our examination of documents executed by parties other than the Partnership and its general partner, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

D.	This opinion is limited in all respects to federal laws, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States

     We hereby consent to the references to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.